Exhibit 10.2

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the “Agreement”), effective as of the 1st day of March 2009, is between New Frontier Energy, Inc., a Colorado corporation with its principal place of business located at 1789 W. Littleton Blvd., Littleton, Colorado 80120 (the “Company”), and Les Bates (the “Employee”).

RECITALS

A.	The Company desires to be assured of the association and services of Employee for the Company for the term of this Agreement.

B.	Employee is willing and desires to be employed by the Company, and the Company is willing to employ Employee, upon the terms, covenants and conditions hereinafter set forth.

C.	The Employee and the Company wish to cancel the employment agreement dated July 1, 2008 in its entirety and substitute this Agreement.

NOW THEREFORE, in consideration of the Recitals and the mutual covenants, promises, agreements, representations and warranties contained in this Agreement, the parties hereby accept employment on the terms and conditions hereinafter set forth.

1. Employment

The Company hereby employs Employee as its Treasurer, Chief Accounting Officer and Chief Financial Officer of the Company.

2. Term

The term of this Agreement shall be for a period of ten (10) months effective as of March 1, 2009 and ending on December 31, 2009 (the “Initial Term”), unless terminated earlier pursuant to Section 8 below; provided, however, that Employee’s obligations in Section 10 below shall continue in effect after such termination. This Agreement shall be automatically renewed for successive one-year periods (the “Renewal Term”) unless, at least 60 days prior to the expiration of the Initial Term or any Renewal Term, either party gives written notice to the other party specifically electing to terminate this Agreement at the end of the Initial Term or any such Renewal Term, or the Agreement is otherwise terminated pursuant to Section 8 below.

3. Compensation

a)	Base Salary. For all services rendered by Employee under this Agreement, the Company shall pay Employee a base salary at the rate of One Hundred Fifty Thousand Dollars ($150,000) per year (the “Base Salary”). The Base Salary shall be payable in equal, consecutive monthly installments. Payment of the Salary shall be subject to the customary withholding tax and other employment taxes as required, with respect to compensation paid by a corporation to an employee. Furthermore, the Base Salary shall be increased, effective on the 1st day of January of each year, beginning on January 1, 2010, for increases in the cost of living, based either on (i) inflation as measured by the federal Consumer Price Index (“CPI”), or (ii) Six Thousand Dollars ($6,000) per year, whichever is greater. To determine the amount of the increase in Base Salary using the CPI method, the Base Salary shall be multiplied by a fraction, the numerator of which shall be the CPI most recently published on the month immediately preceding the date of the Base Salary adjustment, and the denominator of which shall be the CPI in effect on the last day in June of the immediately preceding year. The term “Base Salary” as used herein shall refer to the Base Salary, as adjusted.

b)	Bonus. In addition to the Base Salary, the Company shall pay Employee such Bonus or Bonuses as the Board of Directors shall determine in their sole discretion.

4. Reimbursement

The Employee is authorized to incur reasonable expenses for promoting the business of the Company, including his out-of-pocket expenses for entertainment, travel and similar items. The Company shall reimburse the Employee for all such expenses upon presentation by the Employee, within 5 business days after presenting, of an itemized account of such expenditures in accordance with the guidelines set forth by the Internal Revenue Service for travel and entertainment.

5. Duties

Employee is engaged as the Treasurer, Principal Accounting Officer and Chief Financial Officer of the Company. In such capacity, Employee shall exercise detailed supervision over the operations of the Company subject, however, to control by the Board of Directors. The Employee shall perform all duties associated with the titles previously enumerated and such other duties as from time to time may be assigned to him by the Board of Directors.

6. Benefits

The Employee shall be entitled to receive any and all health, insurance, disability or any other benefit, if and when a plan is adopted by the Board of Directors for the benefit of its employees.

7. Vacation

The Employee shall be entitled thirty (30) days of paid vacation each year (i.e., 6 weeks), and to be paid for each United States public holiday that occurs during the business week, (i.e., Monday through Friday). Employee’s compensation shall be paid in full during his vacation and for each public holiday. Employee may, at his option, carry-over unused vacation days to subsequent years with the consent of the Board of Directors, which shall not be unreasonably withheld.

8. Termination and Bases for Termination

a)	Termination by Mutual Agreement: Employee’s employment hereunder may be terminated at any time by mutual agreement of the parties.

b)	Death: Upon death of the Employee, the Company will pay to the Employee’s estate all previously earned, accrued and unpaid wages.

c)	Disability: Subject to any state or federal law or regulation governing employees with disabilities, the Company may terminate this Agreement and Employee’s employment upon the Disability of Employee by giving Employee ten (10) days prior written notice of termination. For purposes of this Section 8(c) “Disability” shall mean that Employee, due to illness, accident, or other physical or mental incapacity, has been substantially unable to perform his duties under this Agreement for a continuous period of three (3) months. Disability shall be interpreted in accordance with the Company’s long term disability plan. In the event Employee is terminated under this Section 8(c), Company will pay Employee all previously earned, accrued and unpaid wages.

d)	Termination by Company:

i.	With Cause: Employee’s employment may be terminated by the Company “with cause,”effective upon delivery of written notice to Employee given at any time (without any necessity for prior notice) if any of the following shall occur: (1) any action by Employee which would be grounds for termination under applicable law; (2) any material breach of Employee’s obligations under this Agreement other than any such breach resulting from illness or incapacity or (3) any material acts or events which inhibit Employee from fully performing his responsibilities to the Company in good faith. Cause shall be limited to (i) acts and omissions that take place during the pendency of this Agreement; or (ii) acts or omissions that have taken place prior to this Agreement but were not known to the Board of Directors as of the date of this Agreement.

ii.	Without Cause: Employee’s employment may be terminated by the Company “without cause” (for any reason or no reason at all) at any time by giving Employee fifteen (15) days prior written notice of termination, which termination shall be effective on the fifteenth (15th) day following such notice. If Employee’s employment under this Agreement is so terminated, the Company shall make payment in accord with Section 9 below.

e)	Termination by Employee:

i.	For Good Reason: Employee may terminate his employment hereunder for Good Reason by giving the Company fifteen (15) days prior written notice, which termination shall be effective on the fifteenth (15th) day following such notice. “Good Reason” means (a) the diminution in any material respect of the Employee’s duties, responsibilities, status, positions or authority, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Employee, (b) a material breach by the Company of this Agreement or any other written agreements with the Employee upon written notice delivered to the Company by the Employee within thirty (30) days of such breach, which is not cured by the Company within thirty (30) days of receipt of such notice, or (c) the Company requiring the Employee to relocate his residence or the Company relocating its office, without the Employee’s consent, to a location more than twenty-five (25) miles from the office’s present location.

ii.	For No Reason: Employee may terminate his employment hereunder by giving the Company fifteen (15) days prior written notice, which termination shall be effective on the fifteenth (15th) day following such notice. The Company shall not be obligated to compensate Employee, his estate or representatives after any such termination.

9. Payment Upon Termination

a)	Upon termination of Employee’s employment, the Company shall pay to Employee within 10 days after termination an amount equal to the sum of (1) Employee’s Base Salary accrued, but unpaid, as of the date of termination; and (2) un-reimbursed expenses accrued to the date of termination. The Company shall also pay to Employee three (3) months salary. The additional three (3) months salary shall be paid over a three (3) month period in accordance with the Company’s standard payroll practices and be subject to the usual required withholdings; however, in no event shall amounts be paid later than two and one-half (2½) months following the close of the year in which the Employee terminates employment. If payment is scheduled to extend beyond two and one-half (2½) months following the close of the year in which Employee’s termination occurs, the Company will accelerate such payment so as to exempt the payment as a short-term deferral in accordance with Internal Revenue Code Section 409A and corresponding treasury regulations.

b)	Upon termination of employment for any reason whatsoever, the Company will provide the Company’s stock transfer agent with letters allowing employee to remove the restrictive legend from the 172,069 common shares held by Employee. Said letter shall be issued concurrent with the termination date and deem the effective date to be 90 days after the termination date, or no later than concurrent with filing the Company’s Form 10-Q, if termination occurs within the period from May 30 to January 15, and concurrent with the filing of the Company’s Form 10-K, if termination occurs between January 15 and May 29.

c)	Upon termination of employment for any reason whatsoever, if Employee elects COBRA coverage, Employee shall continue to receive following Employee’s Date of Termination the medical, prescription drug, dental and/or health care flexible spending account coverage Employee had in place before Employee’s Date of Termination (or generally comparable coverage) pursuant to Employee’s COBRA elections. This coverage will be for Employee and, where applicable, Employee’s spouse or domestic partner and dependents, under similar rights afforded to employees of the Company generally. During the remainder of the Initial Term or Renewal Term (as applicable) the Company will reimburse the Employee for the costs of COBRA to the extent and in the amount the Company would have paid for the Employee’s medical, prescription drug, dental and/or health care flexible spending account coverage (or generally comparable coverage) were the Employee still employed. After the end of Initial Term or Renewal Term (as applicable), the Employee shall bear the full costs of any COBRA coverage.

10. Confidential Information

During the term of this Agreement, the Employee will have access to certain confidential information and materials, including but not limited to oil and gas property and lease information, originated by the Company or disclosed to the Company by others under agreements to hold the same confidential (“Confidential Information”). Confidential Information further includes, but is not limited to, all technical, engineering, property and lease information, financial, business practices, customer lists, customer identities and commercial information heretofore or hereafter disclosed or transmitted by the Company in any form and manner to the Employee or otherwise received by the Employee, whether orally or in writing. Employee acknowledges that Employee shall not either directly or indirectly use, disclose or communicate to any person or entity any Confidential Information for any purpose at all whether during or after the term of this Agreement, except to the extent any such information becomes generally known to the public through no fault of Employee. Furthermore, the terms of this provision shall survive the Initial Term and any Renewal Term of this Agreement.

11. Option Grants

Company and Employee agree to take such necessary steps required to effect the following changes to the options that were previously granted to the Employee by the Company:

a)	The vesting date of all options previously granted to Employee shall be reduced to five (5) years from the date of grant, with the exception of such options which were granted in July of 2008.

b)	The vesting date of all options granted in July of 2008 shall be reduced to March 1, 2012, and, without regard to the current vesting schedule, will vest on a pro-rata basis quarterly from March 1, 2009 until March 1, 2012.

12. Miscellaneous

a)	Entire Agreement. This Agreement contains the entire agreement between the Company and the Employee, regarding employment of the Employee and supersedes and replaces all prior agreements and understandings. This Agreement shall not be modified except by written agreement signed by both parties.

b)	Headings. The subject headings of the articles and sections contained in this Agreement are included for convenience purposes only and shall not control or affect the meaning, construction or interpretation of any provision hereof.

c)	Assigns. This Agreement shall be binding upon the Company and Employee, their respective heirs, executors, legal representatives, successors and assigns.

d)	No Assignment. No assignment of this Agreement will be permitted unless it is in writing and signed by all Parties

e)	Notices. All notices, demands, elections, opinions or requests (however characterized or described) required or authorized hereunder shall be deemed given sufficiently if in writing and sent by overnight courier or by registered or certified mail, return receipt requested and postage prepaid, in the case of the Company:

New Frontier Energy, Inc. 1789 W. Littleton Blvd. Littleton, CO 80120

and in the case of the Employee:

Les Bates 6909 E. Fremont Avenue Centennial, CO 80112

f)	Remedies. Employee acknowledges that any failure to carry out an obligation under this Agreement, or a breach by the Employee of any provision herein, will constitute immediate and irreparable damage to the Company, which cannot be fully and adequately compensated in money damages and which will warrant preliminary and other injunctive relief, an order for specific performance, and other equitable relief. Employee also understands that other actions may be taken and remedies enforced against the Employee, including termination of any other agreements the Employee may have with the Company.

g)	Waiver and Severability. No waiver by either party of any breach or default hereof by the other shall be deemed to be a waiver of any preceding or succeeding breach or default hereof, and no waiver shall be operative unless the same shall be in writing. Should any provision of this Agreement be declared invalid by a court of competent jurisdiction, the remaining provisions hereof shall remain in full force and effect regardless of such declaration.

h)	Jurisdiction. This Agreement shall be subject to the exclusive jurisdiction of either the courts in Arapahoe County in the State of Colorado or of the Federal Courts of Colorado. The parties to this Agreement agree that any breach of any term or condition of this Agreement shall be deemed to be a breach occurring in the State of Colorado by virtue of a failure to perform an act required to be performed in the State of Colorado, and irrevocably and expressly agree to submit to the jurisdiction of those courts for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby. The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in the State of Colorado, and further irrevocably waive any claim that any suit, action or proceeding brought in the State of Colorado has been brought in an inconvenient forum.

i)	Counterparts. This Agreement may be executed in several counterparts, and as so executed shall constitute one Agreement, binding on all parties hereto, notwithstanding that all parties are not signatory as to any other original or the same counterpart. Facsimile signatures are acceptable.

j)	Governing Law. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of Colorado, without reference to the choice of law principles thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the day and year first above written.

THE COMPANY NEW FRONTIER ENERGY, INC.	THE EMPLOYEE

/s/ Symak Veera Authorized Signatory	/s/ Les Bates Les Bates